UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

PRIVATE MEDIA GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[LOGO]

3230 Flamingo Road, Suite 156
Las Vegas, Nevada 89121 USA

December 31, 2002

Dear Fellow Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders to be held on Monday, February 10, 2003, at 10:00 a.m., at Hotel Novotel, Plaza Xavier, s/n, 08190 Sant Cugat, Barcelona, Spain.

The Notice of Annual Meeting and Proxy Statement which follow describe the business to be conducted at the meeting.

Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. After reading the enclosed Notice of Annual Meeting and Proxy Statement, I urge you to promptly complete, sign, date and return the enclosed proxy card in the envelope provided.

Your vote is very important, and we will appreciate a prompt return of your signed Proxy card. We hope to see you at the meeting.

Cordially,

/s/ BERTH H. MILTON
Berth H. Milton Chairman of the Board

PRIVATE MEDIA GROUP, INC.
3230 Flamingo Road, Suite 156
Las Vegas, Nevada 89121 USA

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MONDAY, FEBRUARY 10, 2003

To the Shareholders of PRIVATE MEDIA GROUP, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Private Media Group, Inc. (the “Company”) will be held on Monday, February 10, 2003, at 10:00 a.m., at Hotel Novotel, Plaza Xavier, s/n, 08190 Sant Cugat, Barcelona, Spain, for the following purposes:

1.	To elect three directors to hold office until the next Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified;

2.
To approve an amendment to the Company’s 1999 Employee Stock Option Plan increasing the number of authorized option shares from 3,600,000 to 7,200,000 and extending the expiration date of the Plan from March 1, 2004, to March 1, 2009; and

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.

Only shareholders of record at the close of business on December 18, 2002, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors /s/ JOHAN GILLBORG
December 31, 2002	Johan Gillborg Corporate Secretary

All shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. The giving of your Proxy will not affect your right to vote in person should you later decide to attend the meeting.

PRIVATE MEDIA GROUP, INC.
3230 Flamingo Road, Suite 156
Las Vegas, Nevada 89121 USA

PROXY STATEMENT

General Information

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Private Media Group, Inc. (the “Company” or “Private”) for the Annual Meeting of Shareholders to be held on February 10, 2003 (the “Annual Meeting”) and any postponements or adjournments thereof. Any shareholder giving a Proxy may revoke it before or at the meeting by providing a proxy bearing a later date or by attending the meeting and expressing a desire to vote in person. All proxies will be voted as directed by the shareholder on the Proxy card; and, if no choice is specified, they will be voted (1) “FOR” the three directors nominated by the Board of Directors, (2) “FOR” the proposed Amendment to the Company’s 1999 Employee Stock Option Plan, and (3) in the discretion of the persons acting as Proxies, for any other matters.

All share numbers and share prices provided in this Proxy Statement have been adjusted to reflect the three-for-one stock dividend effected on May 30, 2000.

Your cooperation in promptly returning the enclosed Proxy will reduce the Company’s expenses and enable its management and employees to continue their normal duties for your benefit with minimum interruption for follow-up proxy solicitation.

Only shareholders of record at the close of business on December 18, 2002, are entitled to receive notice of and to vote at the meeting. On that date, the Company had outstanding 28,608,609 shares of Common Stock. The shares of Common Stock vote as a single class. Holders of shares of Common Stock on the record date are entitled to one vote for each share held. The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the shares of Common Stock issued, outstanding and entitled to vote is necessary to constitute a quorum for the transaction of business.

A plurality of votes by the holders of the Common Stock is required for the election of directors. The affirmative vote of the holders of a majority of shares of Common Stock present in person or by proxy and entitled to vote is required to approve the adoption of the proposed Amendment to the Employee Stock Option Plan. In accordance with Nevada law, abstentions and “broker non-votes” (i.e. proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum. For purposes of determining approval of a matter presented at the meeting, abstentions will be deemed present and entitled to vote and will, therefore, have the same legal effect as a vote “against” a matter presented at the meeting. Broker non-votes will be deemed not entitled to vote on the matter as to which the non-vote is indicated and will, therefore, have no legal effect on the vote on such matter.

This Proxy Statement and the accompanying Notice of Annual Meeting and form of Proxy are being mailed or delivered to shareholders on or about January 6, 2003.

In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitations of proxies. Any such adjournment will require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting. The persons named as proxies will vote in favor of such adjournment or adjournments.

The cost of preparing, assembling, printing, and mailing the materials, the Notice and the enclosed form of Proxy, as well as the cost of soliciting proxies relating to the Annual Meeting, will be borne by the

Company. The Company will request banks, brokers, dealers, and voting trustees or other nominees to forward solicitation materials to their customers who are beneficial owners of shares, and will reimburse them for the reasonable out-of-pocket expenses of such solicitations. The original solicitation of Proxies by mail may be supplemented by telephone, telegram, personal solicitation or other means by officers and other regular employees or agents of the Company, but no additional compensation will be paid to such individuals on account of such activities.

PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT AT AN EARLY DATE IN THE ENCLOSED POSTAGE PREPAID RETURN ENVELOPE SO THAT, IF YOU ARE UNABLE TO ATTEND THE ANNUAL MEETING, YOUR SHARES MAY BE VOTED.

PROPOSAL NO. 1

ELECTION OF THREE NOMINEES FOR DIRECTOR

Nominees and Voting

The Bylaws of the Company authorize a Board of Directors of three directors. Consequently, at the Annual Meeting three directors will be elected to serve until the next Annual Meeting and until their successors are elected and qualified. Proxies may not be voted for more than three persons. The Company has nominated for election as directors the three persons named below. Each of these nominees has indicated that they are able and willing to serve as directors.

Under Nevada law and the Company’s Articles of Incorporation, shareholders of record on the record date will be entitled to one vote for each share held when voting for directors.

Unless otherwise instructed, the Company’s Proxy holders intend to vote the shares of Common Stock represented by the Proxies in favor of the election of these nominees. If for any reason any of these nominees will be unable or unwilling to serve, the shares represented by the enclosed Proxy will be voted for the election of the balance of those named and such other person or persons as the Board of Directors may recommend. The Board of Directors has no reason to believe that any such nominee will be unable or unwilling to serve. Directors are elected by a plurality of the votes cast.

The Company’s nominees and directors are listed below, together with their ages, offices with the Company and year in which each became a director of the Company.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF THE THREE NOMINEES FOR DIRECTOR.

Name	Age	Position	Director Since

Berth H. Milton	47	Chairman of the Board, Chief Executive Officer, President	1998

Bo Rodebrant	50	Director	1998

Ferran Mirapeix	45	Director	2001

Business Experience of Directors and Nominees During the Past Five Years

Berth H. Milton was appointed to the Board of Directors of the Company in February 1998 and was the Corporate Secretary from June 1998 until February 1999. In February 1999 Mr. Milton was appointed Chairman of the Board and Chief Executive Officer of Private, and served as Chief Executive Officer until May 2002. Mr. Milton has been Administrator of Milcap Media Group from its inception until June 2000 and has been acting as an advisor to the Milcap Group since 1991. Mr. Milton is also active in several international industry and real estate projects and developments

Bo Rodebrant was appointed as a Director of the Company in August 1998. Mr. Rodebrant has operated his own accountancy and management consulting services, R&S Ekonomiservice, since 1986. Prior thereto he co-founded an ice cream business, Hemglass, which was the largest of its kind in Stockholm,

Sweden. The business was sold by Mr. Rodebrant in 1986. Mr. Rodebrant holds a degree in construction engineering which he received in 1974.

Ferran Mirapeix was appointed to the Company’s Board of Directors in December 2001. Mr. Mirapeix worked for a management consulting firm in the U.S. for from 1983 to 1985. In 1985 he moved to Spain and worked as Director of Marketing and Director of New Business Development for a large consumer goods company. In 1990, he joined the Meriden Group, a private holding company, and became its President in 1996. Mr. Mirapeix holds a Law Degree from the University of Barcelona, a Diploma in Economics from the London School of Economics and a Master in Business Administration from Northwestern University.

Committees of the Board of Directors and Meetings

The Board of Directors currently has three committees: (i) an Audit Committee, (ii) a Compensation Committee, and (iii) an Executive Committee.

The Audit Committee is currently comprised of Bo Rodebrant, Berth Milton and Ferran Mirapeix. The Audit Committee reviews and recommends to the Board, as it deems necessary, the internal accounting and financial controls for the Company and the accounting principles and auditing practices and procedures to be employed in preparation and review of financial statements of the Company. The Audit Committee makes recommendations to the Board concerning the engagement of independent public accountants and the scope of the audit to be undertaken by such accountants. The Audit Committee met three times during 2001.

Nasdaq Stock Market Rule 4350 requires that a company listed on the Nasdaq Stock Market, such as Private, must have an audit committee of at least three members, comprised solely of “independent” directors. However, the Rule also provides that one director who is not “independent” may nonetheless serve on the Audit Committee if the Board of Directors determines that membership of the non-independent director is required by the best interests of the company. Berth H. Milton, a member of the Audit Committee, is not “independent” under the Nasdaq rule by reason of his serving as President and Chief Executive Officer during the past three years, and his involvement in certain transactions with the Company which are more fully described elsewhere herein under “Related Transactions.” The Board of Directors believes that even though Mr. Milton is not “independent” under the applicable Nasdaq rule, his membership on the Audit Committee is required as Mr. Milton is the only director with extensive experience in owning and operating an adult entertainment business.

The Compensation Committee is currently comprised of Messrs. Milton and Javier Sánchez. The Compensation Committee reviews and, as it deems appropriate, recommends to the Board policies, practices and procedures relating to the compensation of the officers and other managerial employees and the establishment and administration of employee benefit plans. It exercises all authority under any employee stock option plans of the Company as the Committee therein specified, unless the Board resolution appoints any other committee to exercise such authority, and advises and consults with the officers of the Company as may be requested regarding managerial personnel policies. The Compensation Committee also has such additional powers as may be conferred upon it from time to time by the Board. The Compensation Committee met three times during 2001.

The Executive Committee is comprised of Messrs. Milton, Kull and Sánchez. The Executive Committee is authorized, subject to certain limitations, to exercise all of the powers of the Board of Directors during periods between Board meetings. The Executive Committee met four times during 2001.

The Company’s Board of Directors met six times during 2001 (including actions by unanimous written consent). No director attended less than 75% of the aggregate of all meetings of the Board of Directors and all Committees on which he served.

Compensation of Directors

The Company’s Board of Directors may, at its discretion, compensate directors for attending Board and Committee meetings and reimburse the directors for out-of-pocket expenses incurred in connection with attending such meetings.

None of the Company’s directors received any compensation during the 2001 fiscal year for serving in their position as a director. However, effective May 2002, the Company has agreed to pay to Berth Milton a director fee of $215,000 per year plus out-of-pocket expenses for serving as Chairman of the Board. In 1999 the Company adopted the 1999 Employee Stock Option Plan which authorizes stock options to be issued to directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents certain information as of November 30, 2002, regarding the beneficial ownership of Common Stock by (i) each of the directors and nominees, (ii) the Company’s Chief Executive Officer serving in 2001 and the Company’s most highly compensated executive officer other than the Chief Executive Officer whose total annual salary and bonus exceeded $100,000, individually, (iii) all persons known by the Company to be beneficial owners of five percent or more of the Common Stock, and (iv) all directors and executive officers of the Company as a group. Unless otherwise noted, the persons listed below have sole voting and investment power and beneficial ownership with respect to such shares.

Name and Address (1)	Number of Shares Beneficially Owned (1)	Percent Beneficially Owned

Berth H. Milton (2)	25,056,310	50.2%

Senate Limited (3) 3 Bell Lane, Gibraltar	5,025,000	17.6%

Chiss Limited (4) 3 Bell Lane, Gibraltar	4,200,000	14.7%

Pressmore Licensing Limited P.O. Box N-341, Nassau, Bahamas	1,875,000	6.6%

Solidmark (Gibraltar) Ltd. 3 Bell Lane, Gibraltar	1,875,000	6.6%

Javier Sánchez (5)	195,000	*

Bo Rodebrant (6)	66,000	*

Ferran Mirapeix (7)	50,000	*

All Executive Officers and Directors as a group (10 people) (8)	26,012,310	51.5%

*	Denotes less than 1%

(1)
Beneficial ownership is determined in accordance with rules of the U.S. Securities and Exchange Commission, and includes generally voting power and/or investment power with respect to securities. Shares of Common Stock which may be acquired by a beneficial owner upon exercise or conversion of warrants, options or Preferred Stock which are currently exercisable or exercisable within 60 days of November 30, 2002, are included in the Table as shares beneficially owned and are deemed outstanding for purposes of computing the beneficial ownership percentage of the person holding such securities but are not deemed outstanding for computing the beneficial ownership percentage of any other person. Except as indicated by footnote, to the knowledge of the Company, the persons named in the table above have the sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)
Includes 21,000,000 shares of Common Stock issuable upon conversion of 7,000,000 shares of the Company’s $4.00 Series A Convertible Preferred Stock and 134,771 unissued shares of Common Stock which have accrued as a dividend on such Preferred Stock. Mr. Milton is indirectly the beneficial owner of the 7,000,000 $4.00 Series A Convertible Preferred Stock and 950,463 shares of

Common Stock owned of record by Slingsby Enterprises Limited. 5,600,000 of these Preferred Shares are pledged to a third party to secure payment of a loan from the third party to the Company. See “Management – Related Transactions.” Also includes (i) 2,785,076 shares of Common Stock owned by Bajari Properties Limited, of which Mr. Milton is the sole shareholder, and (ii) 165,000 shares issuable upon exercise of Options issued under the Employee Stock Option Plan. His address is c/o the Company, Carrettera de Rubì 22-26, 08190 Sant Cugat del Vallès, Barcelona, Spain.

(3)	Kate Bentley is the sole shareholder of Senate Limited and, therefore, may be deemed to be the beneficial owner of these shares.

(4)	Marina Magid is the sole shareholder of Chiss Limited and, therefore, may be deemed to be the beneficial owner of these shares.

(5)
Includes 165,000 shares issuable upon exercise of Options issued under the Employee Stock Option Plan owned by Mr. Sànchez. His address is c/o the Company, Carrettera de Rubì 22-26, 08190 Sant Cugat del Vallès, Barcelona, Spain.

(6)
Includes 66,000 shares issuable upon exercise of Options issued under the Employee Stock Option Plan owned by Mr. Rodebrant. His address is c/o the Company, Carrettera de Rubì 22-26, 08190 Sant Cugat del Vallès, Barcelona, Spain.

(7)
Includes 50,000 shares issuable upon exercise of Options issued under the Employee Stock Option Plan owned by Mr. Mirapeix. His address is c/o the Company, Carrettera de Rubì 22-26, 08190 Sant Cugat del Vallès, Barcelona, Spain.

(8)
Includes 21,000,000 shares of Common Stock issuable upon conversion of the outstanding Series A Preferred Stock, 134,771 unissued shares of Common Stock which have accrued as a dividend on such Preferred Stock, and 761,000 shares issuable upon exercise of outstanding Options under the Employee Stock Option Plan.

MANAGEMENT

Listed below are executive officers and key employees of the Company who are not directors or nominees.

Charles Prast, age 36, was appointed President and CEO of Private Media Group in May 2002. Prior to joining Private Media, Mr. Prast was a senior corporate financier with Commerzbank Securities in London. Mr. Prast has held a variety of positions with leading investment banks and has worked closely with interactive entertainment companies to enhance shareholder value. Mr. Prast received a B.A. degree from Bates College in 1987.

Claes Henrik Mårten Kull, age 37, joined the Milcap Media Group in 1992 as a sales manager, has been Milcap Media Group’s Marketing Manager since 1993, and was appointed Chief Marketing Officer of Private Media Group, Inc. in August 1998, with his main responsibilities being to identify and open up new markets and negotiate with distributors. Since he began working for the Milcap Media Group in 1992, approximately 25 new countries have been opened up. From 1991 to 1992 he operated his own business (his business partner was Johan Gillborg) which acted as a sub-contracted sales force for Securitas Direct of Sweden. From 1988 to 1991 he managed a private import and trading corporation, which became the start of his career as an entrepreneur and sales professional.

Javier Sánchez, age 41, was appointed as the Chief Operating Officer of Private Media Group, Inc. in August 1998, and has been the General Manager of Milcap Media Group, member of the Board of Milcap Media Group and Private France S.A., and minority shareholder of Milcap Media Group since its incorporation in 1991. He has been a member of the Board of Milcap Publishing Group AB since its incorporation in 1994 until 1997. From 1988 to 1991 he was the Operations Director of a mid-size printing company near Barcelona. From 1984 to 1987 he was the Production Manager of a major printing company in Barcelona.

Johan Gillborg, age 40, was appointed as Chief Financial Officer of Private Media Group, Inc. in August 1998 and has been the Chairman and Managing Director of Milcap Publishing Group AB from 1994 until January 2000. Mr. Gillborg joined the group in 1992 as Marketing Consultant. From 1991 to 1992 he operated his own business which acted as sub-contracting sales force for Securitas Direct of Sweden (together with Mr. Kull). From 1988 to 1990, Mr. Gillborg served as General Manager in the hotel business in the United Kingdom and Portugal. Mr. Gillborg holds a Bachelor’s Degree in Business Administration from Schiller International University in London.

Philip Christmas, age 41, was appointed Vice President of Private Media Group and Chief Financial Officer of Milcap Media Group in August 2001. Prior to August 2001 Mr. Christmas was employed by PricewaterhouseCoopers and its predecessor firm, Coopers & Lybrand, since 1988. While employed by PricewaterhouseCoopers he was responsible for carrying out audits of multinational and local companies and, more recently, he provided transaction services to clients acquiring businesses in Spain. Mr. Christmas is a member of the Institute of Chartered Accountants of England and Wales and of ROAC (Official Register of Auditors) in Spain.

Ad Heesbeen, age 47, has been the Managing Director of Private Benelux (formerly known as Extasy Video B.V.) since 1989, when he founded the distribution business which was purchased by Private Media Group in 2000. Prior to founding Extasy Video, Mr. Heesbeen was partner in Exclusief Film & Video B.V., a mainstream video distribution company which was founded in 1986.

Jean-Pierre Michel, age 50, has been the Managing Director of Private France S.A. since 1994, when he started the distribution business which was purchased by Milcap Media Group in 1997. Prior to joining Private France S.A., Mr. Michel was the COO of Polygram France and was mainly active in the marketing division. Prior thereto he was active in the video and magazine industry and was sales manager for Antares, Sevres, France and Echo S.A., Boulogne, France.

No director or executive officer serves pursuant to any arrangement or understanding between him and any other person.

Executive Compensation

The following table summarizes all compensation paid to the Company’s Chief Executive Officer and to the Company’s most highly compensated executive officer other than the Chief Executive Officer whose total annual salary and bonus exceeded $100,000 (the “Named Executive Officers”), for services rendered in all capacities to the Company during the fiscal years ended December 31, 2001, 2000 and 1999. No other executive officer of the Company earned compensation in excess of $100,000 in each of these periods.

Summary Compensation Table

Long Term Compensation Awards
Name and Principal Position During Fiscal 2001	Fiscal Year	Annual Compensation Salary($)	Securities Underlying Options (#)	All Other Compensation($)

Berth H. Milton President and CEO (1)	2001 2000 1999	170,000 151,000 151,000	— — —	— — —

Javier Sánchez Chief Operating Officer, Private Media Group, Inc., General Manager, MMG.	2001 2000 1999	150,262 150,262 150,262	— — —	— — —

(1)	Mr. Milton was appointed as the Company’s President and CEO in February 1999 and served in such capacity until May 2002.

Option Grants in the Last Fiscal Year

The Company did not grant any stock options to the Named Executive Officers in the year ended December 31, 2001.

The following table summarizes certain information regarding the number and value of all options to purchase Common Stock of the Company held by the Chief Executive Officer and the Named Executive Officers.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired On Exercise(#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs At Fiscal Year End Exercisable/Unexercisable		Value of Unexercised In-the-Money Options/SARs At Fiscal Year End($)* Exercisable/Unexercisable
Berth H. Milton	—	—	150,000	30,000	703,734	69,900
Javier Sánchez	—	—	150,000	30,000	703,734	69,900

* Based on the closing price of the Company’s Common Stock on the last trading day of the fiscal year ended December 31, 2001.
** Average exercise price for vested options only has been used. Unvested options vest quarterly and the exercise price of the unvested (unexercisable) options is the fair market value of the common stock on each vesting date.

Compensation Committee Report

The Company maintains a Compensation Committee, which currently consists of one Director, Berth Milton, and the Company’s Chief Operating Officer, Javier Sánchez. The Compensation Committee approves salary practices for the Chief Executive Officer, and sets performance objectives and establishes the compensation of the Chief Executive Officer, subject to the review and approval of the Board of Directors’ outside independent directors. The compensation of other executive officers is reviewed and set by the Chief Executive Officer, after review and consultation with the other members of the Compensation Committee.

The Company’s policy in compensating executive officers is to establish methods and levels of compensation that will provide strong incentives to promote its profitability and growth and reward superior performance. Compensation of executive officers includes salary as well as stock-based compensation in the form of stock options under the Company’s Employee Stock Option Plan. During 2001, salary accounted for all the executive officers’ direct compensation. No new stock option grants were made. However, initial stock option grants in 1999 to executive officers continue to vest quarterly. The Company believes that the existing compensation of its executive officers should be sufficient to attract and retain highly qualified personnel and also provide meaningful incentives for measurably superior performance.

To date the Company has relied upon cash flow from operations as its principal source of working capital. As a result, the Company has placed special emphasis on equity-based compensation, in the form of options, to preserve its cash for operations. This approach also serves to match the interests of the Company’s executive officers with the interest of its shareholders. The Company seeks to reward achievement by its executive officers of long and short-term performance goals, which are measured by factors including improvements in revenue and profitability, and successfully developing new products and markets.

Included in the factors considered by the Compensation Committee in setting the compensation of the Company’s Chief Executive Officer during 2001, Berth Milton, were growth in sales, and the development of new products, expansion of the Company’s markets and establishing strategic business relationships.

During 2001, the Company made significant progress in connection with its efforts to increase sales, develop new products and establish strategic business relationships. Although the Company made substantial progress in the growth of its business, in order to maximize the Company’s use of working capital, Mr. Milton, the Company’s Chief Executive Officer, who voluntarily elected to forego any increase in his compensation for 2000, received an increase in his base salary of $20,000 during fiscal 2001.

Compensation Committee Members
Berth Milton Javier Sánchez

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is currently comprised of Messrs. Milton and Sánchez, who are the Company’s Chairman and Chief Operating officer, respectively, and served in these capacities during the 2001 fiscal year. During the last fiscal year, none of the Company’s executive officers served on the board of directors or compensation committee of any other entity whose officers served either the Company’s Board of Directors or Compensation Committee.

Audit Committee Report

The Company maintains an Audit Committee (the “Audit Committee”), consisting entirely of outside Directors who are not employees of the Company. The Audit Committee has, in the course of its duties, reviewed and discussed with management the audited financial statements, and has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee has also received the appropriate auditors disclosures regarding the auditors’ independence as required by Independence Standards Board Standard No. 1. The Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K as filed with the Commission for Fiscal 2001.

Fees Paid to Ernst & Young

Audit Fees. During the fiscal year ended December 31, 2001, the aggregate fees billed by the Company’s auditors for this period, Ernst & Young, for the audit of the Company’s fiscal 2001 financial statements and for the reviews of the Company’s interim financial statements in 2001 were $644,391.

All Other Fees. Fees billed by Ernst & Young for all other professional services during fiscal 2001 were $440,888, which includes offering expenses and other advice. The Audit Committee has determined that the provision of these services by Ernst & Young was compatible with maintaining its independence.

Audit Committee Members
Bo Rodebrant, Ferran Mirapeix, Berth Milton

Certain Relationships

No Director or executive officer of the Company is related to any other Director or executive officer. None of the Company’s officers or Directors hold any directorships in any other public entity. There are currently three outside directors on the Company’s Board of Directors.

Related Transactions

The Company has a short-term loan to an entity controlled by Mr. Milton in the amount of SEK 6.8 million, SEK 4.5 million and 14.7 million at December 31, 1999, 2000 and 2001, respectively. The loan bears interest at the rate of 10% per annum and has no maturity date.

In December 2001 the Company borrowed $4.0 million from Commerzbank AG pursuant to a Note originally due December 20, 2002 in order to expand the Company’s product portfolio. The Note bears interest at an annual rate of 7%, payable quarterly, with the entire principal amount and accrued interest originally due on December 20, 2002. In December 2002 Commerzbank AG agreed to extend the maturity date of the Note from December 20, 2002 to March 2003. The Note is prepayable in full upon the sale of equity by the Company. Upon the Note becoming prepayable, the Company is required to repay the entire principal amount of the Note together with the greater of (1) accrued interest payable on the Note or (2) a prepayment premium equal to $200,000. The Note is secured by a guaranty from Slingsby Enterprises and a pledge by Slingsby Enterprises of 5,600,000 shares of the Company’s Series A Preferred Stock. The lender and Slingsby Enterprises have also agreed that if the Note remains unpaid at maturity, Commerzbank may elect to exchange the Note for Series A Preferred Stock or common stock owned by Slingsby Enterprises to the value of $5.0 million. Slingsby Enterprises is beneficially owned by Berth H. Milton, the Company’s Chairman of the Board.

On March 31, 1998, two of the Company’s wholly owned subsidiaries, together with Zebra Forvaltings AB, Sweden, or Zebra, an affiliated company of Berth Milton, purchased all of the outstanding capital stock of Viladalt, Spain from its shareholders, none of whom is related to the Company or Mr. Milton, for the sum of approximately $2.7 million. It was agreed that our subsidiaries would own 69% of the Viladalt shares, Zebra would own 31% of the Viladalt shares, and that each party would be responsible for its proportionate share of the purchase price. To avoid the appearance of a conflict of interest, Zebra agreed to sell its interest in Viladalt to the Company at Zebra’s cost when and if the Viladalt interest was sold by the Company. The principal asset of Viladalt is a country house in the Barcelona, Spain area known as Casa Retol de la Sarra. The Viladalt property was acquired by the Company as a real estate investment and has been utilized as a filming location for certain of the Company’s movie and video productions. In July, 2001, Viladalt entered into an agreement to sell certain land and building for a consideration of SEK 29.0 million. The sale closed in July, 2001 and the Company received the cash consideration and repaid related outstanding long-term borrowings of SEK 9.5 million.

Effective May 2002 the Company entered into an employment agreement with Charles H. Prast providing for Mr. Prast to serve as President and Chief Executive Officer of the Company. The employment agreement has an initial term of five years, subject to earlier termination or renewal under certain circumstances, and provides for a base salary of $120,000 per year. In addition, the employment agreement provides for the Company to grant 1,500,000 options to Mr. Prast at an exercise price of $6.00, with vesting over a period of seven years, which vesting is subject to acceleration in the event of a change in control of the Company.

The Company is currently in the process of finalizing an agreement to purchase all of the outstanding stock of a company beneficially owned by the Company’s principal shareholder, which company’s principal asset is an approximately 8,000 square meter office facility located in Sant Cugat del Vallès, Barcelona, Spain, currently under construction. The Company intends to occupy this property as its headquarters upon completion of construction. The purchase price will reflect the fair market value of the assets to be acquired, to be determined prior to closing. The Company intends to consummate the transaction prior to the end of 2002 and has advanced $3.5 million towards the purchase price.

The foregoing transactions were approved by a majority of the Company’s disinterested directors and are believed to be on terms no less favorable to us than could be obtained from unaffiliated third parties on an arms-length basis.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of Forms 3, 4 and 5 furnished to the Company covering its 2001 fiscal year filed under Section 16(a) of the Securities Exchange Act of 1934, each of the Company’s directors, officers and beneficial owners of more than 10% of the Company’s Common Stock who are identified in the table appearing in the table above entitled “Security Ownership of Certain Beneficial Owners and Management, “ other than Bo Rodebrandt and Ferran Mirapeix, did not file Form 5 on a timely basis.

Performance Graph

The following graph compares on a cumulative basis the yearly percentage change, assuming dividend reinvestment, over the three fiscal years in (a) the total shareholder return on common stock of Private Media Group, Inc. with (b) the total return on the Standard & Poors SmallCap 600 index and (c) the total return on a peer group. The Standard & Poors SmallCap 600 index includes companies with an average market capitalization of approximately $ 615.6 million, with the largest company having a capitalization of approximately $ 3.4 billion. The peer group is an index weighted by the relative market capitalization of the following two companies, which were selected for being in an industry related to that of Private Media Group, Inc. (provider of adult content). The two are Playboy and New Frontier Media. The comparisons in the graph are required by the SEC and are not intended to forecast or be indicative of possible future performance of Private Media Group, Inc. common stock.

COMPARISON OF CUMULATIVE TOTAL RETURN SINCE LISTING(*)

	February 28, 1999	December 31, 1999	December 31, 2000	December 31, 2001
Private Media Group, Inc.	100	152	195	248
S&P SmallCap 600 Index	100	124	138	146
Peer Group	100	90	40	70

(*) $ 100 invested on February 28, 1999 in stock or index, including reinvestment of dividends. Fiscal year ending December 31.

PROPOSAL NO. 2

PROPOSED AMENDMENT TO THE EMPLOYEE STOCK OPTION PLAN

Introduction

The Company’s shareholders are being asked to approve an amendment (the “Amendment”) to the 1999 Employee Stock Option Plan (the “Plan”) which will increase the number of shares of the Company’s Common Stock available for issuance under the Plan from 3,600,000 to 7,200,000 and extend the expiration date of the period to grant Options under the Plan from March 1, 2004 to March 1, 2009.

The 1999 Employee Stock Option Plan was adopted by the Board of Directors effective March 1, 1999, subject to shareholder approval, which was obtained in June 1999. The Plan allows the Company to grant options to purchase the Company’s Common Stock to designated employees, executive officers, directors, consultants, advisors and other corporate and divisional officers of the Company and its subsidiaries (“Participants”). The Board adopted the Plan to provide employee and non-employee Participants with additional incentives to make significant and extraordinary contributions to the long-term performance and growth of the Company and to attract and retain employees, directors, consultants and advisors of exceptional ability.

The Plan, as originally adopted, authorized 3,600,000 shares available for issuance pursuant to Options granted under the Plan. In December 2002, the Board of Directors adopted an amendment to the Plan, subject to shareholder approval, to increase the number of shares available under the Plan from 3,600,000 to 7,200,000 and to extend the expiration date of the period to grant Options under the Plan from March 1, 2004 to March 1, 2009.

The Board of Directors recommends that shareholders vote “FOR” the adoption of the Amendment to the Plan in order to assure that Company will continue to have a vehicle for attracting and retaining employees, directors, consultants and advisors of exceptional ability.

The following is a summary of the principal features of the Plan and does not purport to be complete. A shareholder who wishes to obtain a copy of the Plan may do so upon written request to the Company at Carrettera de Rubì 22-26, 08190 Sant Cugat del Vallès, Barcelona, Spain, Attention: Corporate Secretary.

Principal Features of the Plan

The Plan currently authorizes the Committee to grant stock options exercisable for up to an aggregate Three Million Six Hundred Thousand (3,600,000) shares of Common Stock. If the proposed Amendment is adopted, the authorized number of shares of Common Stock available under the Plan will be increased by 3,600,000 shares. Stock options granted under the Plan are non-statutory stock options and are not eligible for the tax benefits applicable to incentive stock options. Under the Plan as originally adopted in 1999, no stock options could be granted under the Plan after March 1, 2004. Under the proposed Amendment, Options may be granted until March 1, 2009. If a stock option expires, terminates or is cancelled for any reason without having been exercised in full, the shares of Common Stock not purchased thereunder are available for future grants.

The Plan is administered by the Committee of three or more persons established by the Board of Directors from time to time. Currently the Board of Directors acts as the Committee under the Plan. The Committee has complete authority, subject to the express provisions of the Plan, to approve the persons nominated by the management of Private to be granted stock options, to determine the number of stock options to be granted to Participants, to set the terms and conditions of stock options, to remove or adjust any restrictions and conditions upon stock options and to adopt such rules and regulations, and to make all other determinations, deemed necessary or desirable for the administration of the Plan.

In selecting optionees, consideration is given to factors such as employment position, duties and responsibilities, ability, productivity, length of service, morale, interest in the Company and recommendations of supervisors. Awards may be granted to the same Participant on more than one occasion. Each stock option is evidenced by a written option agreement in a form approved by the Committee.

The purchase price (exercise price) of option shares must be at least equal to the fair market value of such shares on the date the stock option is granted or such later date as the Committee specifies. The stock option term is for a period of ten years from the date of grant or such shorter period as is determined by the Committee. Each stock option may provide that it is exercisable in full or in cumulative or non-cumulative installments, and each stock option is exercisable from the date of grant or any later date specified therein, all as determined by the Committee. The Committee’s authority to take certain actions under the Plan includes authority to accelerate vesting schedules and to otherwise waive or adjust restrictions applicable to the exercise of stock options.

Each stock option may be exercised in whole or in part (but not as to fractional shares) by delivering a notice of exercise to the Company together with payment of the exercise price. The exercise price may be paid in cash, by cashier’s or certified check.

Except as otherwise provided below or unless otherwise provided by the Committee, an optionee may not exercise a stock option unless from the date of grant to the date of exercise the optionee remains continuously in the employ of the Company. If the employment of the optionee terminates for any reason other than death, disability or retirement at or after the age of 65, the stock options then currently exercisable remain exercisable for a period of 90 days after such termination of employment (except that the 90 day period is extended to 12 months if the optionee dies during such 90 day period), subject to earlier expiration at the end of their fixed term. If the employment of the optionee terminates because of death, disability or retirement at or after the age of 65, the stock options then currently exercisable remain in full force and effect and may be exercised at any time during the option term pursuant to the provisions of the Plan; unless otherwise provided by the Committee, all stock options to the extent then not presently exericisable shall terminate as of the date of termination of employment.

Each stock option granted under the Plan is exercisable during an optionee’s lifetime only by such optionee. Stock options are transferable only by will or the laws of intestate succession unless otherwise determined by the Committee.

The Board of Directors may at any time suspend, amend or terminate the Plan. Shareholder approval is required, however, to materially increase the benefits accruing to optionees, materially increase the number of securities which may be issued (except for adjustments under anti-dilution clauses) or materially modify the requirements as to eligibility for participation. The Plan authorizes the Committee to include in stock options provisions which permit the acceleration of vesting in the event of a change in control of the Company resulting from certain occurrences. The Company maintains a current registration statement under the Securities Act of 1933 with respect to the shares of Common Stock issuable upon the exercise of stock options granted under the Plan.

Summary of Option Grants

There are currently 72 employees (including four executive officers) and three non-employee directors eligible to participate in the Plan. The Plan also allows grants of stock options to consultants and advisors. The Plan currently authorizes the Committee to grant stock options exercisable for up to an aggregate of Three Million Six Hundred Thousand (3,600,000) shares of Common Stock. If the proposed Amendment is adopted, the authorized number of shares of Common Stock available under the Plan will be increased by 3,600,000 shares. As of November 30, 2002, 3,510,012 options had been granted under the Plan. Options for 3,689,988 shares of Common Stock remained available for grant as of November 30, 2002, assuming the Amendment is adopted. If the Amendment is not adopted only 89,988 shares will remain available for grant under the Plan.

The following table sets forth certain information with respect to stock option grants made under the Plan from March 1, 1999 through November 30, 2002 to the Named Executive Officers, persons who received or will receive more than 5% of the Options under the Plan as proposed to be amended, each nominee for Director and certain groups, as of November 30, 2002.

Option Transactions
1999 Employee Stock Option Plan

Name	Number of Options Granted as of November 30, 2002	Number of Options Vested as of November 30, 2002	Weighted Average Exercise Price of Vested Options

Charles H. Prast	1,500,000	—	—

Berth H. Milton	180,000	161,250	5.05

Javier Sánchez	180,000	161,250	5.05

Bo Rodebrant	72,000	64,500	5.05

Ferran Mirapeix	50,000	50,000	9.00

All Current Executive Officers as a Group (4 people)	2,025,000	468,750	5.08

All Current Non-Employee Directors as a Group (3 people)	302,000	275,750	5.77

All Employees, Including Current Officers who are not Executive Officers, as a Group	1,108,012	800,512	5.85

All outstanding stock options granted to employees and directors under the Plan have a term of up to 10 years, and are subject to vesting in installments in accordance with a schedule determined by the Committee. Outstanding options reflected in the table above which vest after November 30, 2002, vest in installments in accordance with the terms of the individual Option grant. The exercise price of shares of Common Stock subject to each Option is determined by the Committee at the time of the grant of the Option and is not less than the fair market value of such shares on the date of grant of such Option (which date of grant may be the date the Committee approves the issuance of the Option or such later date or dates as the Committee specifies in the Option grant). On December 31, 2002, the last sales price of the Common Stock, as reported on the Nasdaq National Market System, was $3.25 per share.

In addition to the options set forth in the foregoing table, as of November 30, 2002, the Company granted stock options under the Plan exercisable for 75,000 shares of Common Stock to consultants and advisors.

Future grants under the Plan will be made at the discretion of the Committee and are not yet determinable.

Summary of Federal Income Tax Consequences

The following discussion of the federal income tax consequences of the Plan is intended to be a summary of applicable U.S. federal law. State, local and foreign tax consequences may differ. Because the federal income tax rules governing options and related payments are complex and subject to frequent change and because the tax treatment may be governed by laws of non-U.S. jurisdictions, optionees are advised to consult their tax advisors prior to exercise of options or dispositions of stock acquired pursuant to an option exercise.

An optionee is not taxed on the grant of a stock option. On exercise, however, the optionee recognizes ordinary income equal to the difference between the option price and the fair market value of the shares on the date of exercise. The Company is entitled to an income tax deduction in the year of exercise in the amount recognized by the optionee as ordinary income. Any gain on subsequent disposition of the shares is long-term capital gain if the shares are held for more than one year following exercise. The Company does not receive a deduction for this gain.

Required Approval

The affirmative vote of the holders of a majority of shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting is required to approve the adoption of the Amendment to the Plan. Unless marked to the contrary, proxies received will be voted “FOR” approval of the Amendment to the Plan.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE PROPOSED ADOPTION OF THE AMENDMENT TO THE EMPLOYEE STOCK OPTION PLAN.

MISCELLANEOUS

Change in Independent Certified Public Accountants

On September 12, 2002, the Company dismissed Ernst & Young AB as the principal auditor of the Company, effective as of such date. On September 12, 2002 the Company appointed BDO Audiberia as the principal auditor of the Company for the fiscal year ended December 31, 2002. The dismissal of Ernst & Young AB and the appointment of BDO Audiberia was approved by the Company’s Audit Committee. A representative of BDO Audiberia is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

The Company anticipates that Ernst & Young AB will continue to render certain other audit and non-audit services to the Company in designated matters, including acting as the Company’s statutory auditors in Cyprus, France and Sweden, and providing tax-related services. The precise nature and scope of these services will be determined by mutual agreement between the Company and Ernst & Young AB.

The reports of Ernst & Young AB on the Company’s financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. The Company has authorized Ernst & Young AB to respond fully to questions of its successor independent auditors.

Except for the matter discussed in the following paragraph, there were no disagreements with Ernst & Young AB for the past two fiscal years and the subsequent interim periods through the date of dismissal, on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which if not resolved to the satisfaction of Ernst & Young AB, would have caused Ernst & Young AB to make reference to the matter in their report.

In connection with the audit of the Company’s financial statements for the year ended December 31, 2001 there was a difference of opinion between the Company and Ernst & Young AB related to the appropriateness of accounting principles applied related to the recognition of revenues on a transaction with a related party. Such difference of opinion was discussed by Ernst & Young AB with the Audit Committee of the Board of the Company. This difference of opinion was ultimately resolved to the satisfaction of Ernst & Young AB. The Company has authorized Ernst & Young AB to respond fully to the inquiries of the successor accountant concerning the subject matter of such difference of opinion.

Other than the difference of opinion discussed above there were no other differences of opinion with Ernst & Young AB for the past two fiscal years and the subsequent interim periods through the date of dismissal, on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Ernst & Young AB would have caused Ernst & Young AB to make reference to the matter in their report.

Shareholder Proposals

Shareholder proposals complying with the applicable rules under the Securities Exchange Act of 1934 intended to be presented at the 2003 Annual Meeting of Shareholders must be received at the offices of the Company by March 15, 2003, to be considered by the Company for inclusion in the Company’s proxy statement and form of proxy relating to that meeting. Such proposals should be directed to the attention of the Corporate Secretary, Private Media Group, Inc., Carrettera de Rubì 22-26, 08190 Sant Cugat del Vallès, Barcelona, Spain.

Other Matters

Neither the Company no any of the persons named as proxies knows of matters other than those above stated to be voted on at the Annual Meeting. However, if any other matters are properly presented at the meeting, it is the intention of the persons named as proxies to vote in accordance with their judgment on such matters, subject to direction by the Board of Directors.

The 2001 Annual Report to Shareholders accompanies this Proxy Statement, but is not to be deemed a part of the proxy soliciting material.

WHILE YOU HAVE THE MATTER IN MIND, PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY.

PRIVATE MEDIA GROUP, INC.
3230 Flamingo Road, Suite 156
Las Vegas, Nevada 89121

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD FEBRUARY 10, 2003
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Berth H. Milton and Johan Gillborg, and each of them, Proxies, with full power of substitution in each of them, in the name, place and stead of the undersigned, to vote at the Annual Meeting of Shareholders of Private Media Group, Inc. on Monday, February 10, 2003, at 10:00 a.m. at the Hotel Novotel, Plaza Xavier, s/n, 08190 Sant Cugat, Barcelona, Spain or at any adjournment or adjournments thereof, according to the number of votes that the undersigned would be entitled to vote if personally present, upon the following matters:

1.	ELECTION OF DIRECTORS:		☐	WITHHOLD AUTHORITY
	☐	FOR all nominees listed below		to vote for all nominees listed below.
(except as marked to the contrary below).

Berth H. Milton, Bo Rodebrant, Ferran Mirapeix
(Instruction: To withhold authority to vote for any individual nominee, write the nominee’s name in the space below.) (Continued on the reverse side)

2.	ADOPTION OF THE AMENDMENTS TO THE COMPANY’S 1999 EMPLOYEE STOCK OPTION PLAN:
☐ FOR ☐ AGAINST ☐ ABSTAIN

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ABOVE. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THOSE NOMINEES AND THE PROPOSALS LISTED ABOVE.

DATED:                    , 2003
Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature Signature if held jointly

Please mark, sign, date and return this proxy card promptly using the enclosed envelope.